EXHIBIT 5.1

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

November 9, 2006

Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about November 9, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of (i) $240,000,000 aggregate principal amount of your 2.625% Convertible Senior Notes due 2011 (the “Notes”) issued under an Indenture, dated as of August 23, 2006 between you and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”); and (ii) 8,485,704 shares of your common stock, par value $0.001 per share, initially issuable upon conversion of the Notes pursuant to the Indenture (the “Underlying Common Stock”), to be sold by certain securityholders listed in the Registration Statement (the “Selling Securityholders”). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Notes and the Underlying Common Stock by the Selling Securityholders in the manner set forth in the Registration Statement in the section titled “Plan of Distribution”.

It is our opinion that the Notes and the Underlying Common Stock, when sold by the Selling Securityholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

Sincerely,

/s/    HELLER EHRMAN LLP